As filed with the Securities and Exchange Commission on March 8, 2012

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ AMENDMENT NO.  12

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CANTOR OPPORTUNISTIC ALTERNATIVES FUND, LLC
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(Exact name of Registrant as specified in Charter)

110 East 59th Street
New York, NY 10022
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(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 938-5000

Marlena Kaplan
Cantor Fitzgerald Investment Advisors, L.P.
110 East 59th Street
New York, NY 10022
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cantor Opportunistic Alternatives Fund, LLC
(formerly Cadogan Opportunistic Alternatives Fund, LLC)

110 East 59th Street
New York, NY 10022
(212) 938-5000
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SUPPLEMENT DATED MARCH 8, 2012
TO THE PROSPECTUS
DATED AUGUST 1, 2011

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This Supplement modifies the Prospectus dated August 1, 2011 (the “Prospectus”) for Cantor Opportunistic Alternatives Fund, LLC (formerly Cadogan Opportunistic Alternatives Fund, LLC) (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Prospectus.

The Company’s Portfolio Manager

Cantor Fitzgerald Investment Advisors, L.P. (“CFIA”) has appointed Mr. Anthony Rosenthal as the Company’s Portfolio Manager, thereby replacing Mr. Paul Isaac in that role.

Mr. Rosenthal serves as a Senior Vice President at CFIA, where he works with CFIA’s research team to help evaluate, select and monitor hedge fund managers for fund of funds portfolios.  Mr. Rosenthal joined CFIA from Cadogan Management, LLC (“Cadogan”), where he was responsible for manager coverage within high yield/distressed, mortgage, and event-driven equity strategies.  Mr. Rosenthal also specialized in the analysis of illiquid hedge fund positions at Cadogan, and was a regular contributor to Cadogan’s investment commentary and research.  He also covered managers within the long/short equity space, and helped source new hedge funds for investment.  Prior to joining Cadogan in June 2007, Mr. Rosenthal was a Data Analyst Team Lead at Morningstar, Inc., where he specialized in closed-end funds.

Mr. Rosenthal graduated with honors from The University of Chicago with a BA in Interdisciplinary Studies in the Humanities.

The following table provides information as of March 1, 2012 relating to the activities and compensation of the Portfolio Manager of the Company to help you evaluate any conflicts of interest that may arise in managing the Company’s assets.

PORTFOLIO MANAGER	BENEFICIAL OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY	NUMBER OF OTHER REGISTERED INVESTMENT COMPANIES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER POOLED INVESTMENT VEHICLES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER ACCOUNTS MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS
Anthony Rosenthal	$0	None	None	None

Mr. Rosenthal manages no other pooled investment vehicles for which advisory fees are based in part on performance of the accounts.  Mr. Rosenthal does not receive any direct compensation, performance-based or otherwise, from the Company.  Mr. Rosenthal is a full-time employee of CFIA and receives a fixed salary and discretionary bonus (based on individual performance as well as overall performance of CFIA) for the services he provides.  Mr. Rosenthal does not own any equity interest in CFIA or any of its affiliates.

As described in the Company’s previous prospectus supplement dated December 6, 2011, Mr. Isaac began serving as the Company’s Portfolio Manager in December 2011 in conjunction with the transition of the Company’s investment advisory arrangements to CFIA.  Though Mr. Isaac no longer serves as Portfolio Manager of the Company, he continues to provide services to CFIA as a consultant.

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The Company’s Prospectus is contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on July 29, 2011.  That Registration Statement is modified by and incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 8th day of March 2012.

Cantor Opportunistic Alternatives Fund, LLC

By: /s/	Marlena Kaplan
	Name:	Marlena Kaplan
	Title:	Treasurer and Secretary